EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2014 (May 12, 2014 as to the effects of the segment changes described in Notes 1 and 20), relating to the consolidated financial statements of Avis Budget Group, Inc. and subsidiaries (the “Company”), appearing in the Current Report on Form 8-K of the Company filed on May 12, 2014, and our reports dated February 20, 2014 relating to the financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 19, 2014